EXHIBIT 10.5

Exchange AGREEMENT

This Exchange Agreement (this “Agreement”) is dated effective as of May 28, 2025, by and between INVO FERTILITY, INC. (the “Company”), and GREENBLOCK CAPITAL, LLC (the “Holder”, and together with the Company, the “Parties”).

W I T N E S S E T H:

WHEREAS, on October 11, 2024, the Company issued to the Holder (i) shares of Series C-1 Convertible Preferred Stock (the “Series C-1 Preferred Stock”), pursuant to that certain Certificate of Designations for the Series C-1 Convertible Preferred Stock (the “Series C-1 Certificate of Designations”), and (ii) shares of Series C-2 Convertible Preferred Stock (the “Series C-2 Preferred Stock”), pursuant to that certain Certificate of Designations for the Series C-2 Convertible Preferred Stock (the “Series C-2 Certificate of Designations”), in each case, pursuant to the terms and conditions of the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company (formerly known as INVO Bioscience, Inc.), NAYA Therapeutics Inc. (formerly known as NAYA Biosciences, Inc.), a Delaware corporation (“Private NAYA”), and INVO Merger Sub, Inc. (“Merger Sub”), a Delaware corporation, pursuant to which Merger Sub merged with and into Private NAYA, with Private NAYA continuing as the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”);

WHEREAS, on October 11, 2024, the Company entered into an Assignment and Assumption Agreement (the “A&A Agreement”) to assume the rights and obligations of Private NAYA in connection with that certain Registration Rights Agreement, dated September 12, 2024 (the “Registration Rights Agreement”) between the Company and the holder party thereto;

WHEREAS, pursuant to the terms of the Registration Rights Agreement, the Company is obligated to file a resale registration statement (the “Resale Registration Statement”) with respect to Registrable Securities (as defined in the Registration Rights Agreement) on or before the Filing Deadline (as defined in the Registration Rights Agreement) and cause such registration statement to be declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on or before the Effectiveness Deadline (as defined in the Registration Rights Agreement and amended by that certain Amendment and Agreement, dated as of January 6, 2025, between the Company and the holder party thereto);

WHEREAS, the Company has not filed the Resale Registration Statement by the Filing Deadline and has not caused such Resale Registration Statement to be declared effective by the SEC by the Effectiveness Deadline which failures constitute a Filing Failure and Effectiveness Failure, respectively, under the Registration Rights Agreement and entitle the Holder to Registration Delay Payments pursuant to Section 2(e) of the Registration Rights Agreement;

WHEREAS, the Effectiveness Failure constitutes a Triggering Event under Section 5(a)(xiii) of the Series C-2 Certificate of Designations;

WHEREAS, on May 7, 2025, Dr. Elizabeth Pritts (“Dr. Pritts”) and the Elizabeth Pritts Revocable Living Trust (the “Pritts Trust”) filed a complaint (the “Pritts Complaint”) in the Circuit Court of the State of Wisconsin, Dane County, against the Company and its subsidiaries INVO Centers LLC, Wisconsin Fertility and Reproductive Surgery Associates, S.C. (“WFRSA”), and Wood Violet Fertility LLC (“Wood Violet”), asserting causes of action arising out of (i) the Membership Interest Purchase Agreement, dated March 16, 2023, between Dr. Pritts, Wood Violet, and Fertility Labs of Wisconsin, LLC (the “MIPA”), (ii) the Asset Purchase Agreement, dated Mach 16, 2023, between Dr. Pritts, Wood Violet, and WFRSA (the “APA”), (iii) the Consulting Agreement – Medical Advisory Services, dated August 10, 2023, between the Company and Dr. Pritts (“Consulting Agreement”), (iv) the Physician Employment Agreement, dated August 10, 2023, between Dr. Pritts and WFRSA (the “Employment Agreement”) and (v) the Physician Liaison Agreement, dated August 10, 2023, between Wood Violet and Dr. Pritts (the “PLA”) (collectively, the “WFI Documents”) for breach of contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract (or, in the alternative, veil piercing), and unjust enrichment;

WHEREAS, on May 14, 2025, the Company, Dr. Pritts, the Pritts Trust, and certain of their respective affiliates entered into binding term sheet (the “Term Sheet”) to settle all disputes between the parties pursuant to the terms set forth in the Term Sheet (the “Terms”);

WHEREAS, the Pritts Complaint and the Term Sheet may constitute a Triggering Event under Section 5(a)(vii) and 5(a)(xiii) of the Series C-2 Certificate of Designations;

WHEREAS, the Series C-2 Certificate of Designation or any provision thereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes (the “NRS”), of the Required Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation of the Company;

WHEREAS, the Holder constitutes the Required Holders and the Holder and the Company desire to amend the Series C-2 Certificate of Designations to, among other things, (i) increase the number of authorized shares of Series C-2 Preferred Stock and (ii) make certain other modifications thereto;

WHEREAS, the Holder and the Company desire to exchange the Holder’s shares of Series C-1 Preferred Stock for shares of Series C-2 Preferred Stock, as described below.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Holder hereby agree as follows:

Article I

EXCHANGE

Section 1.01. Recitals. The Parties agree that the Recitals set forth above are true and correct and are incorporated into this Agreement by this reference.

Section 1.02. Exchange. Promptly following the date hereof, the Holder will deliver to the Company all outstanding shares of Series C-1 Preferred Stock owned by such Holder (the “Holder C-1 Preferred Stock”), in exchange for such number of shares of Series C-2 Preferred Stock with the aggregate Stated Value (as defined in the Series C-2 Certificate of Designations) equal to the aggregate Stated Value (as defined in Series C-1 Certificate of Designations) of the Holder C-1 Preferred Stock, plus any accrued and unpaid dividends thereon (such transaction, the “Exchange”).

Section 1.03. Closing of the Exchange. The Exchange shall take place promptly following execution and delivery of this Agreement by each Party hereto to each other Party (the “Effective Date”).

Section 1.04. Waiver. The Holder hereby irrevocably waives its right to exercise any rights under the Series C-2 Certificate of Designations resulting from a Triggering Event resulting from the Effectiveness Failure, the Pritts Complaint, or the Term Sheet.

Section 1.05. Company Representations. The Company represents, warrants and covenants to the Holder that the following statements are true and correct as of the date of this Agreement and the Effective Date:

(a) The Company has the entity power and authority to enter into and perform its obligations under this Agreement and the Exchange. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Exchange have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Exchange. When executed and delivered, this Agreement will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equity principles related to or limiting creditors’ rights generally and by general principals of equity.

(b) The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, will not constitute a violation or breach of any term or provision of, or result in the creation of any encumbrance, lien, charge or other restriction under any agreement to which the Company is a party or by which the Company is bound.

(c) (i) The Company has no knowledge of any facts or circumstances which lead the Company to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within 90 days after the date hereof, (ii) other than as described on Schedule I hereto, the Company is not currently engaged in any discussions with third parties regarding a sale of the business and assets of the Company or any subsidiary and the Company is not a party to any letter of intent, term sheet, purchase agreement or other binding or non-binding agreement or document relating to a sale of the assets and business (including by merger, share exchange or a sale of shares) of the Company or any subsidiary, and (ii) no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition that a reasonable investor would consider important in making a decision to buy or sell securities of the Company which has not been disclosed to the Holder.

(d) Other than the Interest Default, the Redemption Default, the Filing Failure, the Effectiveness Failure, the Debenture Effectiveness Default, and the Pritts Default, there has not been any Event of Default under the Debenture.

(e) Upon issuance pursuant to the terms of the Series C-2 Certificate of Designations, the shares of Series C-2 Preferred Stock and the shares of common stock of the Company issuable upon conversion of such shares of Series C-2 Preferred Stock will, in each case, be duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights.

Section 1.06. Holder’s Representations. The Holder represents and warrants to the Company that the following statements are true and correct as of the date of this Agreement and the Effective Date:

(a) The Holder hereby confirms and acknowledges that the shares of Series C-1 Preferred Stock are owned beneficially and of record by the Holder.

(b) The Holder owns the shares of Series C-1 Preferred Stock free and clear of any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind. The shares of Series C-1 Preferred Stock are in book-entry form and are not certificated and the Holder is not in possession of any stock certificates evidencing the shares of Series C-1 Preferred Stock.

(c) The Holder has the requisite entity power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and otherwise to carry out Holder’s obligations hereunder. The Holder has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding agreement of the Holder, enforceable in accordance with its terms.

Section 1.07. Amendment to the Series C-2 Certificate of Designations. The parties hereto hereby agree to amend the terms of the Series C-2 Preferred Stock set forth in the Amendment to Series C-2 Certificate of Designations substantially in the form attached hereto as Exhibit A (the “Series C-2 Amendment”). The Company shall promptly file the Series C-2 Amendment with the Secretary of State of the State of Nevada and provide a copy thereof to each Investor promptly after such filing.

Section 1.08. Further Assurances. The Parties agree to sign and deliver such other agreements and instruments, and to do such other acts, as may be reasonably required to carry out the intent and purposes of this Agreement.

Article II

GENERAL PROVISIONS

Section 2.01. Binding Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, representatives, successors and assigns.

Section 2.02. Severability. The Company and Holder intend and believe that each provision in this Agreement comports with all applicable local, state or federal laws and judicial decisions. However, if any provision or provisions, or if any portion of any provision or provisions, in this Agreement is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of the Company and Holder that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained herein and that the rights, obligations and interests of the Company and Holder under the remainder of this Agreement shall continue in full force and effect.

Section 2.03. Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mail, facsimile or other electronic means shall be effective as a delivery of a manually executed counterpart of this Agreement.

Section 2.04. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE UNITED STATES FEDERAL LAW.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first written above.

COMPANY:

INVO FERTILITY, INC.,
a Nevada corporation

By:
Steven Shum
Chief Executive Officer

HOLDER:

GREENBLOCK CAPITAL, LLC
a Florida limited liability company

By:
Chris Spencer
Managing Member

EXHIBIT A

FORM OF SERIES C-2 AMENDMENT

Schedule I

The Company intends to amend the certificate of designation of its Series C-1 Convertible Preferred Stock (the “C-1 Preferred”) to provide that the Company may redeem the outstanding shares C-1 Preferred Stock at a redemption price of 113.855837742504 shares of Class A Common Stock of Naya Therapeutics, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation (“NTI”), for each share of C-1 Preferred being redeemed. Upon effectiveness of this amendment, the Company intends to redeem all outstanding shares of C-1 Preferred (the “Redemption”).

In connection therewith, the Company intends to enter into a Consent and Release Agreement substantially in the form attached hereto as Exhibit I-A.

EXHIBIT I-A

CONSENT AND RELEASE AGREEMENT